Exhibit 10.31

Employment Arrangements With Executive Officers

Following is a description of the employment arrangements for each of Radiant’s executive officers. None of the executive officers has an employment agreement with Radiant.

The following table sets forth each executive officer’s current base salary and the cash bonus paid by Radiant to each executive officer for 2004.

Name and Position	Current Base Salary	2004 Cash Bonus
Alon Goren Chairman of the Board and Chief Technology Officer	$250,000.00	$50,000.00
John H. Heyman Chief Executive Officer and Director	255,769.12	50,000.00
Mark E. Haidet Chief Financial Officer	200,615.45	45,488.00
Andrew S. Heyman Chief Operating Officer	251,961.43	62,500.00
Carlyle M. Taylor President – Radiant Computer Products	184,963.44	54,019.50

The executive officers are entitled to all benefits made generally available to Radiant’s employees.

Radiant’s employees, including its executive officers, are eligible to receive stock option awards under Radiant’s 1995 Stock Option Plan, as amended, a copy of which is filed as Exhibit 10.3.3 to Radiant’s Annual Report on Form 10-K for the year ended December 31, 2004.

All Radiant employees, including executive officers, are required to sign a Confidentiality and Non-Solicitation Agreement in the form attached as Exhibit 10.33 to Radiant’s Form 10-K for the year ended December 31, 2004. The agreements restrict the ability of the executive officers to compete with Radiant during their employment and for a period of two years thereafter, restrict solicitation of customers and employees following employment with Radiant, and provide for ownership and assignment of intellectual property rights to Radiant. Each agreement has an indefinite term, but the employee may terminate employment with Radiant at any time.

Radiant maintains a 401(k) Profit Sharing Plan (the “401(k) Plan”) which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). In general, all Radiant employees, working at least 20 hours per week, and who have attained age 21 are eligible to participate on the first of the month following their hire date. The 401(k) Plan includes a salary deferral arrangement pursuant to which participants may contribute, subject to certain Code limitations, a minimum of 1.0% and a maximum of 80.0% of their salary on a pre-tax basis (up to $12,000 per year). Subject to certain Code limitations, Radiant may make both matching and additional contributions at the discretion of the Board of Directors each year. A separate account is maintained for each participant in the 401(k) Plan. The portion of a participant’s account attributable to his or her own contributions is 100% vested. Distributions from the 401(k) Plan may be made in the form of a lump-sum cash payment or in installment payments. The following table sets forth the 401(k) Plan contributions made by Radiant during 2004.

Name and Position	401(k) Plan Contribution
Mark E. Haidet	$1,751.49
Chief Financial Officer

Carlyle M. Taylor	$1,422.17
President - Radiant Computer Products